ANNUITY INVESTORS(R)
                             LIFE INSURANCE COMPANY




February 28, 2001

Mr. Tom Kolbe
Vice President/Manager Institutional Sales
INVESCO Funds Group, Inc.
7800 East Union Avenue
Denver, Colorado 80237

RE: INVESCO Variable Investment Funds, Inc. - Participation Agreement

Dear Tom,

This purpose of this letter is to confirm certain financial arrangements, effective as of February 1, 2001, between INVESCO Funds Group, Inc. ("INVESCO"), the distributor for the INVESCO Variable Investment Funds, Inc. (the "Company"), and Annuity Investors Life Insurance Company ("AILIC") in connection with AILIC's investment in the Company through seven of its funds, INVESCO VIF-Equity Income Fund, INVESCO VIF-Total Return Fund, INVESCO VIF-Dynamics Fund, INVESCO VIF-Health Sciences Fund, INVESC0-VIF Financial Services Fund, INVESCO-VIF Small Company Growth Fund, and INVESCO VIF-High Yield Fund (individually, a "Fund", collectively, the "Funds"). This supercedes the letter dated June 6, 1997, from AILIC to INVESCO, which described the previous financial arrangements between INVESCO and AILIC.

Administrative services to owners of variable annuity contracts offered by AILIC which are allocated into subaccounts invested in the Company shall be the responsibility of AILIC. AILIC, on behalf of its separate accounts, will be the sole shareholder of record of Company shares. The Company and INVESCO recognize that they will derive a substantial savings in administrative expense by virtue of having a sole shareholder rather than multiple shareholders.

In consideration of the administrative savings resulting from having a sole shareholder rather than multiple shareholders, INVESCO or its affiliates will pay an administrative service fee to AILIC equal, on an annual basis, to 0.25% per annum of the average aggregate net assets of the Funds attributable to variable annuity contracts offered by AILIC (collectively, "Eligible Contracts").

                        250 East Fifth Street, Cincinnati, OH 45202
                 Mailing Address: P.O. Box 5423, Cincinnati, OH 45201-5423
                            (800) 789-6771 o FAX (513) 412-2336

Such fee will be paid on a monthly basis in arrears. In no event will such fee be paid by the Company, its shareholders, or by the contract holders, and in no event will INVESCO have any responsibility under the Participation Agreement dated the 1st day May, 1997 or this letter to pay any amounts to any third party with respect to investments in the Funds by AILIC or the Eligible Contracts. Such payments, if any, shall be the responsibility of AILIC. INVESCO's payments to AILIC are for administrative services only and do not constitute payment in any manner for investment advisory services.

These financial arrangements shall continue so long as AILIC holds shares of the Company in its subaccounts and AILIC therefore continues to provide administrative services as set forth above. Please confirm your understanding of this arrangement by having a copy of this letter signed where indicated below by an appropriate officer of INVESCO, and then returning the duplicate copy to me.

Very truly yours,

ANNUITY INVESTORS LIFE INSURANCE COMPANY



By:  /s/ Jim Henderson
     -----------------
     Jim Henderson
     Vice President
     Annuity Investors Life Ins. Co.



INVESCO Funds Group, Inc.




By: /s/ Ronald L. Grooms
    --------------------
    Name: Ronald L. Grooms
    Title: Senior Vice President and Treasurer

                              ANNUITY INVESTORS(R)
                             LIFE INSURANCE COMPANY

                                   Schedule A
                                    Accounts

                       (As amended effective May 1, 2001)

Name of Separate Account and
Date Established by Board of Directors   Name of Trust and Series
--------------------------------------   ------------------------


Annuity Investors Variable Account B     INVESCO Variable Investment Funds, Inc.

December 19, 1996                        Equity Income Fund
                                         Total Return Fund (Existing Contracts
                                            Only)
                                         High Yield Fund
                                         Dynamics Fund
                                         Health Sciences Fund
                                         Financial Services Fund
                                         Small Cap Growth Fund





ACCEPTED:

INVESCO Variable Investment Funds, Inc.   INVESCO Funds Group, Inc.

By: /s/ Ronald L. Grooms                  By: /s/    Ronald L. Grooms
    --------------------                      --------------------
    Name:  Ronald L. Grooms                   Name:  Ronald L. Grooms
    Title: Treasurer                          Title: Senior Vice President and
    Date:  March 19, 2001                            Treasurer
                                              Date:  March 19, 2001













                        250 East Fifth Street, Cincinnati, OH 45202
                 Mailing Address: P.O. Box 5423, Cincinnati, OH 45201-5423
                            (800) 789-6771 o FAX (513) 412-2336